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                                                     EXHIBIT 10.1

               Other Executive Separation Plan
                 Statement of  Enhancements

Allegheny Power Retirement Plan and Supplemental Executive
Retirement Plan (if applicable)

If you are eligible to retire under the Allegheny Power
Retirement Plan and elect to retire under the Allegheny
Power Officer Separation Program, your effective date of retirement will be within a 12-month period following the merger effective date. Benefits payable under the Retirement Plan will be determined in accordance with the current plan provisions, based on actual service (increased by three years) and salary, up to the actual date you retire. In addition, you will receive a Social Security bridge of $400 per month supplement, until age 62, or a minimum of 12 monthly payments, whichever is greater. If applicable, benefits under the Supplemental Executive
Retirement Plan (SERP) will be paid according to the provisions of the plan. Certain benefit reductions for early retirement will not apply.

If you are not eligible to retire under the Allegheny Power Retirement Plan, but have 5 or more Plan years of credited service at the time your service is terminated, you will receive a deferred vested retirement benefit at age 65, or as early as age 55 on an actuarially reduced basis.
Benefits payable under the Retirement Plan will be determined in accordance with the current plan provisions, based on service and salary, up to the actual date you voluntarily separate from service. If you are a participant in the SERP and have 15 or more years of service at the actual date you separate from service, benefits will be payable according to the provisions of the plan.

Salary Continuation

One year base salary continuation.

Medical Coverage

If you are eligible to retire under the Allegheny Power
Retirement Plan, medical coverage for you and your eligible dependents will continue under the Allegheny Power Basic
Medical Plan according to the provisions for retiree coverage under the plan.

If you are not eligible to retire under the Allegheny Power Retirement Plan, your medical coverage will continue at the appropriate employee premium, if applicable, for a period not to exceed 12 months. Following this initial 12-month period, you may choose to continue your medical coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for a period of 18 months
at a cost of 102% of the appropriate total premium.   At the
end of the 18-month COBRA continuation of coverage period, you may make arrangements for conversion to an individual policy.

Dental Coverage

Your dental coverage will continue at the appropriate employee premium, if applicable, for a period not to exceed
12 months. Following this initial 12-month period, you may choose to continue your dental coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985
(COBRA) for a period of 18 months at a cost of 102% of the appropriate total premium.

Outplacement Services

A six-month individual career transition program designed for upper management personnel. The outplacement firm selected by the Company will offer the program.